SCHEDULE 14-A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Panhandle Oil and Gas Inc.

Name of the Registrant as Specified In Its Charter

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Notice of Annual Shareholders Meeting
To be held March 6, 2008
Notice is hereby given that the annual meeting of the shareholders of Panhandle Oil and Gas Inc. will be held at the Waterford Marriott, 6300 Waterford Boulevard (63rd and North Pennsylvania), Oklahoma City, Oklahoma, on March 6, 2008, at 9:30 a.m., local time, for the following purposes:
1.	To elect three directors for terms of three years; and

2.	To consider and act upon any other matter as may properly come before the meeting or any adjournment or postponement thereof.
Shareholders of record at the close of business on January 23, 2008 shall be entitled to vote at the meeting and any adjournments.
If you do not expect to attend the meeting in person, please mark, date and sign the enclosed proxy card and return it in the prepaid envelope enclosed for your convenience.
YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.
PLEASE VOTE!

By Order of the Board of Directors
/s/ Lonnie J. Lowry
Lonnie J. Lowry, Secretary

Oklahoma City, Oklahoma
January 31, 2008

Panhandle Oil and Gas Inc.
5400 N. Grand Boulevard, Suite 300
Oklahoma City, OK 73112-5688
Annual Shareholders Meeting
March 6, 2008
Proxy Statement
     The accompanying proxy is solicited by the Board of Directors of Panhandle Oil and Gas Inc., an Oklahoma corporation (the “Company”), for use at the Company’s annual meeting of shareholders (the “meeting”) to be held at the Waterford Marriott, 6300 Waterford Boulevard, Oklahoma City, Oklahoma, on Thursday, March 6, 2008, at 9:30 a.m. local time, and at any adjournment or postponement thereof.
     When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted thereon. If no direction is indicated, the persons named on the enclosed proxy will vote the proxy for the nominees for director set forth thereon. Should other matters come before the meeting, the proxy will be voted as the Board of Directors of the Company may, in its discretion, determine.
     If the enclosed form of proxy is executed and returned, it nevertheless may be revoked at any time before it is exercised, by signing and sending to the Company a later dated proxy or a written revocation, or by attending the meeting and voting in person.
     The mailing address of the Company is 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. It is anticipated that the proxies and proxy statements will be mailed to shareholders beginning on or about January 31, 2008.
     The cost of soliciting proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs. No solicitation is to be made by specially engaged employees or other paid solicitors.
Voting Securities
     The Amended Certificate of Incorporation of the Company provides for one vote for each share of Common Stock outstanding. At the meeting, each holder of Common Stock will be entitled to cast one vote per share of Common Stock owned. Votes may be cast by shareholders either in person or by proxy.
     All holders of Common Stock of record at the close of business on January 23, 2008 will be eligible to vote. As of January 23, 2008, there were 8,431,502 shares of Common Stock outstanding owned by approximately 4,300 shareholders. A list of record shareholders entitled to vote at the meeting will be available for examination at least 10 days prior to the meeting at the Company’s offices during ordinary business hours and at the meeting.

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     The presence, in person or by proxy, of a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Directors will be elected by a plurality of the votes of shares present in person or by proxy at the meeting.
     Abstentions and broker non-votes will be counted for the purpose of establishing the existence of a quorum but will not count as votes cast for the election of directors or any other question and, accordingly, will have no effect. Broker non-votes occur when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers generally have discretionary authority to vote for directors.
     A proxy is enclosed for your signature. Please return it immediately, dated and signed.
     Please note that if you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting and vote in person, you will need to bring a proxy to the annual meeting signed by the person in whose name your shares are registered.
     The Company knows of no arrangements which would result in a change in control of the Company at any future date.
Election of Directors
     The following persons are the present directors of the Company:

			Served As	Present
		Positions and Offices	Director	Term
Name	Age	Presently Held with the Company	Since	Ends

Bruce M. Bell (2)(3)(4)	66	Director	2004	2010

Michael C. Coffman	54	Director, President and Chief Executive Officer	2006	2008

E. Chris Kauffman (4)	67	Director, Chairman of the Board	1991	2009

Duke R. Ligon (1)(2)	66	Director	2007	2008

Robert O. Lorenz (1)(2)	61	Director	2003	2010

Robert A. Reece (1)(3)(4)	63	Director	1986	2008

Robert E. Robotti (1)(2)	54	Director	2004	2010

H. Grant Swartzwelder (1)(2)(3)	44	Director	2002	2009

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

(4)	Member of the Retirement Committee
     There are three vacancies for three-year terms beginning 2008. Nominees for the vacancies are Michael C. Coffman, Duke R. Ligon and Robert A. Reece. These nominees were recommended by the Nominating Committee and approved by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as director. However, if any nominee should be unable for any reason to accept nomination or election, it is the intention of the persons

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named in the enclosed proxy to vote those proxies for the election of such other person or persons as the Board of Directors may in its discretion determine.
     The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the three directorships to be filled at the annual meeting will be filled by the three nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of, or withheld with respect to, any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.
Nominees for Election to the Board of Directors In 2008
     Michael C. Coffman has worked in public accounting and as a financial officer with companies involved in the oil and gas industry since 1975. He has been an executive officer of the Company since 1990. During fiscal 2007, he served as Co-President and Chief Financial Officer until August, 2007, when he was elected President and Chief Executive Officer.
     Duke R. Ligon is an attorney and served as senior vice president and general counsel of Devon Energy Corporation from 1997 until he retired in 2007. He currently serves as strategic advisor to Love’s Travel Shops and Country Stores and executive director of the Love’s Entrepreneurship Center at Oklahoma City University. He is a director of Pre-Paid Legal Services, Inc. (insurance company) and Quest Midstream Partners, L.P. (natural gas transportation). Mr. Ligon was added to the Board of Directors in August, 2007.
     Robert A. Reece is an attorney and for more than five years has been of counsel with the law firm of Crowe & Dunlevy and active in the management of his family’s investments. He is also a director of NBC Bank, Oklahoma City, OK. He holds a MBA degree.
The Board of Directors Recommends That The Shareholders Elect
Michael C. Coffman, Duke R. Ligon and Robert A. Reece
Directors Whose Terms Continue Beyond the 2008 Annual Meeting and Who Are Not Subject to Election This Year
Directors Whose Terms Expire in 2009
     E. Chris Kauffman is vice president, secretary and treasurer of Campbell-Kauffman, Inc., an independent insurance agency, and chief financial officer and secretary of The Insurance Center Agency, Inc., an independent insurance agency, both of Oklahoma City. He has been involved with both agencies since 1983. He has served as Chairman of the Board of the Company since 2005. Mr. Kauffman is not an employee of the Company.
     H. Grant Swartzwelder is president of PetroGrowth Advisors, Irving, Texas, a merchant banking and venture capital firm for oil field service companies which he founded in 1998. Prior to 1998, he was vice president of Principal Financial Securities, Inc. of Dallas, Texas, an investment-banking firm. He holds a Bachelor of Science degree in Petroleum Engineering and a MBA degree.
Directors Whose Terms Expire in 2010
     Bruce M. Bell has, during the past five years, been CEO of Post Oak Oil Company (oil and gas exploration and production) and CEO and president of Edrio Oil Co. Inc. (oil and gas exploration and

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production), both of Oklahoma City, OK. He also is past chairman of the Mid-Continent Oil & Gas Association (oil and gas trade association). Dr. Bell holds a Ph.D. degree in paleontology.
     Robert O. Lorenz is a former audit partner of Arthur Andersen LLP. He served as the managing partner of the Oklahoma City office beginning in 1994 and as the managing partner of the Oklahoma practice beginning in 2000. He retired from Arthur Andersen in 2002. Mr. Lorenz currently serves as a director of OGE Energy Corp (regulated electric utility and natural gas transportation), OGE Enogex GP LLC (natural gas transportation), and Infinity Inc. (oil and gas exploration and development) and served as a director of Kerr-McGee Corporation until August 2006 when it was acquired by Anadarko Petroleum Corporation.
     Robert E. Robotti, during the past five years, has been the president of Robotti & Company, LLC, a registered broker-dealer, president of Robotti & Company Advisors, LLC, a registered investment advisor, and managing member of the Ravenswood Investment Company, LP, an investment partnership, all located in New York City. Mr. Robotti is a certified public accountant and holds a MBA degree. He is a member of the New York Society of Security Analysts.
     None of the organizations described in the business experiences of the Company’s directors and officers are parents, subsidiaries or affiliates of the Company.
Meetings and Committees of the Board of Directors
     During the fiscal year ended September 30, 2007, the Board of Directors held five meetings. At each meeting, a quorum of directors was present. The outside directors hold executive sessions at each board meeting without management present. The Company expects all of its directors to attend each annual meeting of shareholders. All directors attended the 2007 annual meeting.
     During fiscal 2007, each director attended at least 75% of the meetings of the Board and the committees on which he served.
     The Board has determined that, under the rules of the American Stock Exchange, the following directors are independent: Messrs. Bell, Ligon, Lorenz, Reece, Robotti and Swartzwelder.
     The Board of Directors has four standing committees: Audit, Compensation, Nominating and Retirement. The Audit, Compensation and Nominating Committees are comprised entirely of independent directors.
     Information regarding the functions performed by the Audit Committee, its membership and the number of meetings held during the fiscal year is set forth in the “Report of The Audit Committee” included in this proxy statement. Each member of the Audit Committee meets all applicable independence and financial literacy requirements of the American Stock Exchange and the Securities and Exchange Commission. Robert O. Lorenz has been determined by the Board to meet the “audit committee financial expert” requirements of the Securities and Exchange Commission and the American Stock Exchange. In December 2007, the Board adopted an immaterial change to the Audit Committee Charter which was originally adopted in December, 2004. A copy of the Charter is attached hereto as Appendix A and can be viewed at the Company’s website: www.panhandleoilandgas.com.
     The Compensation Committee, comprised of H. Grant Swartzwelder, chairman, Bruce M. Bell, Robert O. Lorenz and Robert E. Robotti, met three times during fiscal 2007. Duke R. Ligon was appointed to the Committee in December, 2007. The Committee reviews officer performance and

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recommends to the Board of Directors compensation amounts for officers and directors. See “Compensation Discussion and Analysis” below. The Compensation Committee Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.
     The Nominating Committee is comprised of Robert A. Reece, chairman, Bruce M. Bell and H. Grant Swartzwelder. The Nominating Committee Charter outlining its duties and responsibilities can be viewed at the Company’s website: www.panhandleoilandgas.com. The principal functions of the Nominating Committee are to: identify individuals qualified to become members of the Board of Directors; recommend to the Board when new members should be added to the Board; recommend to the Board individuals to fill vacant Board positions; and recommend to the Board nominees for election as directors at the annual meeting of shareholders. The Nominating Committee will consider nominees proposed by shareholders of the Company. Those nominations must include sufficient biographical information so that the Committee can appropriately assess the proposed nominee’s background and qualifications. In its assessment of potential candidates, the Nominating Committee will review the candidate’s character, wisdom, acumen, business experiences and understanding of the Company’s business environment and ability to devote the time and effort necessary to fulfill his or her responsibilities. To recommend a prospective nominee for the Committee’s consideration, shareholders should submit the above information in writing to Panhandle Oil and Gas Inc., Attention: Secretary, 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. Any such submission must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. This Committee met twice during fiscal 2007.
     The Retirement Committee, comprised of Robert A. Reece, chairman, Bruce M. Bell and E. Chris Kauffman, oversees the administration of the Company’s Employee Stock Ownership and 401(k) Plan and Trust (“ESOP”). This Committee met twice during fiscal 2007.
Compensation of Directors
     The following outlines the compensation plan for the Company’s outside directors for their services in all capacities.
     Effective January 1, 2006, outside directors were paid an annual retainer of $10,000, plus a $1,000 fee plus out-of-pocket travel expenses for attending each Board and committee meeting. Any director who traveled over 50 miles to attend a Board or committee meeting received an additional $500 for each meeting. In addition to the above fees, the Chairman of the Board of Directors (who is not an employee of the Company) and the chairmen of the Audit, Compensation and Nominating Committees received additional annual retainers of $15,000, $10,000, $2,500 and $1,000, respectively. These retainers and fees were frozen for two years beginning January 1, 2006. The annual retainers were paid to the directors on January 15 of each year.
     Effective January 1, 2008, outside directors will be paid annual retainers of $20,000, plus a $1,000 fee plus out-of-pocket travel expenses for attending each Board and committee meeting . Any director who travels over 50 miles to attend a Board or committee meeting will receive an additional $500 for each meeting. In addition to the above fees, the Chairman of the Board and the chairmen of the Audit, Compensation and Nominating Committees will receive additional annual retainers of $15,000, $10,000, $2,500 and $1,000, respectively. These retainers and fees were frozen for two years beginning January 1, 2008. The annual retainers are paid to the directors on January 15 of each year.

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     Outside directors may elect to be included in the Panhandle Oil and Gas Inc. Deferred Compensation Plan For Non-Employee Directors (the “Directors’ Deferred Compensation Plan”). The Directors’ Deferred Compensation Plan provides that each outside director may individually elect to receive Company stock rather than cash for all or a portion of the yearly retainer, Board meeting fees and Board committee meeting fees. The future right to receive these unissued shares is accrued and credited to each director’s deferred compensation account at the closing market price of the shares (i) on the date of the meeting for Board and committee meetings, and (ii) on January 15 of each year for the annual retainers. Only upon retirement or termination as a director or death of the director or upon a change-in-control of the Company will the shares accrued under the Directors’ Deferred Compensation Plan be issued to the director. The promise to issue such shares in the future is an unsecured obligation of the Company. All directors participate in the Directors’ Deferred Compensation Plan.
     The following table contains information with respect to fiscal 2007 compensation of directors of the Company who served in such capacity during fiscal 2007, except for the fiscal 2007 compensation of Michael C. Coffman whose compensation is disclosed in “Executive Compensation — Summary Annual Compensation Table” below. Other than the Directors’ Deferred Compensation Plan, the Company has no stock award, stock option or non-equity incentive plans for its directors.

	Fees Earned
	or Paid in	All Other
Name	Cash(1)	Compensation(2)	Total

Bruce M. Bell	$20,000	$820	$20,820

E. Chris Kauffman	$32,000	$4,625	$36,625

Duke R. Ligon	$4,167	$5,012 (3)	$9,179

Robert O. Lorenz	$32,000	$2,251	$34,251

Robert A. Reece	$22,000	$7,525	$29,525

Robert E. Robotti	$24,500	$1,251	$25,751

H. Grant Swartzwelder	$27,000	$2,562	$29,462

(1)	All but one director deferred 100% of their fees under the Directors’ Deferred Compensation Plan. E. Chris Kauffman deferred 27% of his fees under such Plan.

At the end of fiscal 2007, the following future share amounts had been credited to each director’s account under the Directors’ Deferred Compensation Plan: Bell — 3,531; Kauffman — 18,728; Ligon — 165; Lorenz — 9,418; Reece — 30,576; Robotti — 5,346; and Swartzwelder — 10,634.

(2)	Under the Directors’ Deferred Compensation Plan, dividends paid on the Company’s Common Stock are credited to each Director’s account on the record date of the dividend. The amount of the credit is based on the number of future shares in each Director’s account and the closing market price of the Common Stock on each dividend record date.

(3)	Includes $5,000 paid pursuant to a consulting agreement between the Company and Mr. Ligon for six months’ consulting services during fiscal 2007.
Transactions With Directors
     The Company has entered into indemnification agreements with its directors and executive officers.

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Beneficial Ownership of Common Stock
     The following table sets forth information with respect to the outstanding shares of Common Stock owned beneficially as of December 31, 2007 by all persons who own or are known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director, nominee for director and executive officer and by all directors and executive officers as a group.

	Amount
	of Shares
	Beneficially
Name of Beneficial Owner	Owned(3)	Percent of Class

Bruce M. Bell (1)	600	*

Michael C. Coffman (1) (2)	113,138	1.3%

E. Chris Kauffman (1) (2)	32,800	*

Duke R. Ligon (1)	143,386	1.7%

Robert O. Lorenz (1)	4,200	*

Robert A. Reece (1)	54,176	*

H. Grant Swartzwelder (1)	6,472	*

Lonnie J. Lowry (2)	7,326	*

Ben Spriestersbach (2)	5,656	*

Robert E. Robotti (1) c/o Robotti & Company, LLC 52 Vanderbilt Avenue New York, NY 10017	747,695	8.9%

All directors and executive officers as a group (10 persons)	1,115,449	13.2%

*	Less than 1% owned

(1)	Director

(2)	Executive Officer

(3)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
Report of the Audit Committee
     During fiscal 2007, the Audit Committee was composed of four independent directors: Robert O. Lorenz, chairman, Robert A. Reece, Robert E. Robotti and H. Grant Swartzwelder. Duke R. Ligon was appointed to the Audit Committee in December, 2007. The Board of Directors has determined that all committee members are independent and that Mr. Lorenz is an “audit committee financial expert,” as defined by Securities and Exchange Commission guidelines and the rules of the American Stock Exchange.
     The Audit Committee Charter was adopted in December, 2004 and a nonmaterial change was approved by the Board of Directors in December, 2007. A copy of the Charter is attached hereto as Appendix A and can be viewed at the Company’s website: www.panhandleoilandgas.com. Four meetings of the Committee were held during fiscal 2007.

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     The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control over financial reporting.
     In fulfilling its responsibilities, the Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2007, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent accountants”), who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Committee discussed with the independent accountants its independence from management and the Company, including matters in the written disclosures received from the independent accountants as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     The Committee met with the independent accountants, with and without management present, to discuss the overall scope and plans for their audit, the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
     The Committee also met with the independent accountants and management after the end of each of the first three fiscal quarters. At these meetings, the independent accountants’ review of quarterly results were presented and discussed and discussions were held with management concerning these results.
     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007 for filing with the Securities and Exchange Commission.
Independent Accountants’ Fees and Services
     The following sets forth fees billed for audit and other services provided by Ernst & Young LLP for the fiscal years ended September 30, 2007 and September 30, 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees (1)	$267,500	$246,100
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements and internal control audits required by Section 404 of the Sarbanes-Oxley Act.

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     All services rendered by Ernst & Young LLP were permissible under applicable laws and regulations and were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is set forth in the Audit Committee Charter which can be viewed at the Company’s website: www.panhandleoilandgas.com.
     For fiscal 2008, the Audit Committee has selected Ernst & Young LLP to conduct quarterly reviews for the first three fiscal quarters, and expects to select Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal 2008 audit.
     A representative of Ernst & Young LLP is expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if so desired.
Audit Committee
Robert O. Lorenz — Chairman
Duke R. Ligon
Robert A. Reece
Robert E. Robotti
H. Grant Swartzwelder
Executive Officers
     The following is a list of the current executive officers of the Company. All officers hold office at the discretion of the Board of Directors and may be removed from office, with or without cause, at any time by the Board of Directors.

		Positions and Offices Presently Held	Officer
Name	Age	With The Company	Since

E. Chris Kauffman	67	Chairman of the Board	2005

Michael C. Coffman	54	President and Chief Executive Officer	1990

Lonnie J. Lowry	55	Vice President, Chief Financial Officer and Secretary	2006

Ben Spriestersbach	56	Vice President of Land	2005
     All those named above also hold office in the Company’s wholly-owned subsidiary, Wood Oil Company.
     Lonnie J. Lowry served as Vice President and Controller from March, 2006 until August, 2007 when he was elected Vice President, Chief Financial Officer and Secretary. From 2001 to 2006, he served as Controller of the Company. He was Controller of Wood Oil Company when acquired by Panhandle in 2001.
     Ben Spriestersbach was elected Vice President of Land in 2005. From 2002 through 2004, he served as Land Manager of the Company. From 1989 to 2001, he worked for Farmers Union Cooperative Royalty Company (oil and gas royalty company), last serving as assistant secretary-treasurer. Mr. Spriestersbach is a certified professional landman.

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Executive Compensation
     The table below sets forth information for the three most recently completed fiscal years concerning compensation paid to executive officers in those fiscal years for services in all capacities.
Summary Annual Compensation Table

	Fiscal	Base	Cash	All Other
Name and Principal Position	Year	Salary(1)	Bonus(1)	Compensation(2)		Total

Michael C. Coffman,	2007	$186,250	$79,500	$33,675	(3)	$299,425
President and Chief Executive	2006	$166,125	$37,750	$30,394	(3)	$234,269
Officer	2005	$136,500	$25,600	$24,315	(3)	$186,415

Ben D. Hare,	2007	$186,250	$79,500	$33,675	(4)	$299,425
Co-President, Chief Operating	2006	$166,125	$37,750	$30,394	(4)	$234,269
Officer(7)	2005	$136,500	$20,600	$23,565	(4)	$180,665

Lonnie J. Lowry,	2007	$122,375	$30,330	$23,554	(5)	$176,259
Vice President, Chief	2006	$111,375	$15,750	$19,177	(5)	$146,302
Financial Officer and Secretary

Ben Spriestersbach,	2007	$111,100	$26,289	$21,253	(6)	$158,642
Vice President of Land	2006	$98,950	$20,750	$18,047	(6)	$137,747

(1)	Salaries are set on a calendar year basis and are reported on a fiscal year basis. This means that the salary shown above for each fiscal year reported represents three months salary of the previous calendar year and the last nine months of the fiscal year reported. Cash bonuses are paid in December of each year based on the preceding fiscal year.

(2)	Includes premiums on group life insurance for fiscal 2007 and fiscal 2006.

(3)	Represents the value of 1,336 shares for fiscal 2007, 1,682 shares for fiscal 2006, and 1,136 shares for fiscal 2005, of Company stock contributed to the ESOP on Mr. Coffman’s behalf based on the closing market price of the shares on the last day of the fiscal year.*

(4)	Represents the value of 1,336 shares for fiscal 2007, 1,682 shares for fiscal 2006, and 1,100 shares for fiscal 2005 of Company stock contributed to the ESOP on Mr. Hare’s behalf based on the closing market price of the shares on the last day of the fiscal year.*

(5)	Represents the value of 927 shares for fiscal 2007 and 1,059 shares for fiscal 2006 of Company stock contributed to the ESOP on Mr. Lowry’s behalf based on the closing market price of the shares on the last day of the fiscal year.

(6)	Represents the value of 834 shares for fiscal 2007 and 996 shares for fiscal 2006 of Company stock contributed to the ESOP on Mr. Spriestersbach’s behalf based on the closing market price of the shares on the last day of the fiscal year.

(7)	Mr. Hare relinquished the office of Co-President, Chief Operating Officer in August, 2007 for health reasons. He continued to serve on the Company’s Board of Directors until his death in November, 2007.

*	Share amounts for fiscal 2005 are adjusted for the Company’s 2-for-1 stock split effected in January 2006.
     The Company has no equity incentive plans or other incentive compensation plans for its executive officers.
     The ESOP is a non-voluntary, non-contributory defined contribution plan, and serves as the Company’s retirement plan for its employees. Contributions are made at the discretion of the Board of Directors and, to date, all contributions have been made in shares of Company stock. Contributions are allocated to all participants in proportion to their salaries for the plan year and 100% vesting occurs after three years of service.

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Compensation Discussion and Analysis
Compensation Committee and Role of the Board of Directors in Fiscal 2007
     The Compensation Committee is composed entirely of independent directors and has the responsibility for establishing, implementing and monitoring the compensation of the Company’s executives. In particular, the Committee’s role is to oversee, on behalf of the Board of Directors, the compensation and benefit plans and policies, and in addition, review and approve annually all compensation decisions relating to the Chief Executive Officer and other executive officers of the Company. The Committee is expected to meet at least annually to review executive compensation programs, approve compensation levels and performance targets, review management performance and approve final executive bonus distributions. The Committee met three times during fiscal 2007. The Committee will operate in accordance with its charter, which sets forth its powers and responsibilities. A copy of the charter of the Compensation Committee can be viewed at the Company’s website: www.panhandleoilandgas.com.
     In December of each year, base salaries of executive officers are set for the next calendar year and bonuses are determined based on the Company’s most recent fiscal year (which ends on September 30). The Committee makes recommendations to the Board of Directors which makes the final decision.
Compensation Philosophy and Objectives
     The objectives of the Company’s compensation program are to:
•	attract and retain key executives;

•	motivate and reward individual performance and contributions; and

•	align the interests of the executives with those of the shareholders.
     The principal elements of the compensation program are salary, annual cash bonus and contributions to the ESOP. The Company does not offer any stock award, stock option or non-equity incentive plans to its executive officers and has no employment contracts. The salary, cash bonus and ESOP are used to meet compensation objectives as follows:
•	Attract and retain key executives and reward the officers who contribute to the Company’s success and to motivate the officers to develop and execute current and long-term business strategies and goals. The Company believes that it must offer competitive compensation to attract and retain talented executives.

•	Motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary and are important factors in deciding discretionary cash bonuses.

•	The performance of the Company is also a key factor in determining compensation.

•	Align the interests of the executives with those of the Company’s shareholders. In fiscal 2007, the Company continued to use allocations of Company stock to the ESOP to align the financial interests of the executives with those of the shareholders.

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Role of Executive Officers
     In fiscal 2007, the Board of Directors made all compensation decisions for the Chief Executive Officer and, after receiving input from the Chief Executive Officer, all other named executive officers who are employees of the Company. The Board of Directors reviewed the performance of the Chief Executive Officer, and following such review, set his compensation. The Board of Directors, together with the Chief Executive Officer, reviewed the performance of the other named executive officers, and the Chief Executive Officer made compensation recommendations to the Board of Directors with respect to the other named executive officers. Messrs. Lowry and Spriesterbach were not present at the time of these discussions.
Base Salary and Annual Cash Bonuses
     Base salaries and annual cash bonuses for executive officers are based upon the individual’s responsibilities and experience, taking into account, among other factors, the individual’s initiative, contribution to the Company’s overall performance, handling of special projects or events during the year and yearly financial and operating results. Base salaries for executive officers are reviewed and compared to similar positions in the Company’s industry. The Company has made a concerted effort in the last few years to bring its salary levels up to those of comparably-sized companies in the oil and gas industry.
Base Salary
     The base salaries of the named executive officers are reviewed annually by the Committee and future salary adjustments are reviewed by the Committee on an annual basis and recommended to the Board for final approval. The Committee and the Board consider various factors, including, the position of the named executive officer, the compensation of executive officers of comparable companies within the oil and natural gas industry, the performance of each executive officer, increases in responsibilities of each executive officer and recommendations of the Chief Executive Officer with respect to base salaries of other named executive officers.
     Based on these considerations, in December 2006, the Board established the annual base salary for the two Co-Presidents at $190,000 and $190,000, respectively, for calendar 2007. Mr. Hare relinquished the office of Co-President, Chief Operating Officer, in August, 2007 for health reasons. Salaries for the named executive officers in fiscal 2007 are set forth in the “Summary Annual Compensation Table” above and were determined by the Board based on the considerations described above.
Annual Cash Bonus
     During an annual goal-setting process, management and the Board approve objective performance metrics as well as more subjective performance goals that focus on the manner in which the Company’s business is managed. For fiscal 2006 and fiscal 2007, the performance metrics addressed production volume, reserve replacement rate, finding and development (“F&D”) costs and general and administration (“G&A”) costs.
     The Committee believes that the Chief Executive Officer’s cash bonus should principally reflect his success in achieving these performance metrics. Thus, his bonus calculation is based on a weighting of 70% for meeting the performance metrics and 30% for meeting the subjective performance goals. The other named executive officer’s annual bonuses are based 80% on their functional area responsibilities

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and 20% on the Company performance metrics. This weighting was used for the Co-Presidents and other named executive officers for fiscal years 2006 and 2007.
     In making its decisions regarding cash bonuses paid in December, 2006 and December, 2007, the Committee determined that the Company had substantially met the metrics related to production volume, reserve replacement rate, F&D costs, and G&A costs for fiscal 2006 and fiscal 2007. The Committee also reviewed the performance of the Co-Presidents in meeting their subjective performance goals and each of the named executive officers performance with respect to their functional area responsibilities for those two fiscal years.
     The maximum targeted annual cash bonus paid in December, 2006 (based on fiscal 2006) to the Co-Presidents was 50% of their base salaries and 30% of the base salaries of the other named executive officers. The maximum targeted annual cash bonus paid in December, 2007 (based on fiscal 2007) to the Co-Presidents was 100% of their base salaries and 30% of the base salaries of the other named executives.
     Since a significant percentage of the Chief Executive Officer’s total compensation is to be based on the Company’s performance, a targeted goal for the Company’s net income was added as a performance metric for fiscal 2008. The performance metrics relating to production volume, reserve replacement rate, F&D costs and G&A costs remain in place. The maximum targeted annual cash bonus to be paid in December, 2008 (based on fiscal 2008) is 100% of the base salary of the Chief Executive Officer and 30% of the base salaries of the other named executives.
Broad-Based Employee Benefits
•	The Company has an ESOP which is a non-voluntary, non-contributory defined contribution plan that covers all employees including the named executive officers. Under the ESOP, the Company contributes shares of its common stock to the ESOP based on the employees’ compensation.

•	The named executive officers are eligible to participate in all of the Company’s other employee benefit plans which include medical, dental, group life, long term disability, accidental death and dismemberment and eye care insurance, in each case on the same basis as all other employees.
Change-In-Control Executive Severance Agreements
     The Company believes that the executives’ performance generally may be hampered by distraction, uncertainty and other activities in the event of a change-in-control event of the Company which might adversely affect shareholder values. To reduce these potential adverse effects and to encourage fair treatment of the executive officers in connection with any change-in-control event, Change-In-Control Executive Severance Agreements were entered into with Messrs. Coffman, Lowry and Spriesterbach in September, 2007 to provide for change-in-control protection. Under these Agreements, if, within two years following a change-in-control, the Company terminates the employment of any of the executives without cause, or any executive resigns for good reason, that executive would be entitled to a severance payment, payable in a lump sum, in cash, following his termination, in an amount equal to two times the average of the compensation paid to the executive during the two calendar years preceding the change-in-control (or the annual average of any shorter period). Compensation for this purpose includes the sum of executive’s base salary, cash bonuses and contributions made to the ESOP on executive’s behalf. The bonus to be used in determining executive’s compensation shall not be less than his targeted bonus

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for the calendar year in which the change-in-control occurs (or if not yet determined for that year, executive’s targeted bonus for the preceding calendar year). Further, if the executive qualifies, and the Company is required to provide coverage under COBRA, the Company shall also reimburse the executive the costs of purchasing continuing coverage under COBRA for the executive and his dependents for as long as he qualifies for COBRA coverage. The Company is not currently subject to COBRA because it has fewer than 20 employees.
     The Company believes that the double trigger requiring both (i) a change-in-control event and (ii) the termination of an executive’s employment without cause or his resignation for good reason is appropriate to provide fair treatment of the named executive officers, while allowing them to continue to concentrate on enhancing shareholder value during a change-in-control event.
     Pursuant to the Change-In-Control Executive Severance Agreements, assuming that a change-in-control of the Company took place on the first day of calendar 2008, and an executive’s employment was terminated without cause, or the executive terminated his employment for good reason, within two years following this assumed change-in-control, the named executives would have received the following severance payments:

Name	Salary(1)	Bonus(2)	Total(3)

Michael C. Coffman	$428,281	$450,000	$878,281

Lonnie J. Lowry	$282,475	$87,000	$369,475

Ben Spriesterbach	$256,748	$73,200	$329,948

(1)	Calculated based on (i) two times the average of the base salary paid to the named executive officers during calendar years 2006 and 2007 plus (ii) two times the average amount contributed to the ESOP on behalf of each named executive during calendar years 2006 and 2007.

(2)	Calculated based on two times the maximum targeted bonus for each named executive for calendar year 2008.

(3)	In addition, if the Company is required to provide continuing coverage to its employees under COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986) at the time of a change-in-control, the Company will reimburse each named executive for all costs incurred by them in purchasing such continuing coverage for themselves and their dependents as long as he qualified for COBRA coverage.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
H. Grant Swartzwelder — Chairman
Bruce M. Bell
Duke R. Ligon
Robert O. Lorenz
Robert E. Robotti

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Code of Ethics
     The Board of Directors has adopted a Code of Ethics For Senior Financial Officers. The Company’s President and Chief Executive Officer, and Chief Financial Officer were required to sign this code and will be held to the standards outlined. In addition, the Board of Directors has adopted a Code of Ethics and Business Practices applicable to all directors, officers and employees of the Company. Copies of both codes are available at the Company’s website: www.panhandleoilandgas.com.
Shareholder Communications with the Board of Directors
     The Company provides an informal process for shareholders to send communications to its Board of Directors. Shareholders who wish to contact the Board of Directors or any of its individual members may do so by writing to: The Board of Directors, Panhandle Oil and Gas Inc., 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. Correspondence directed to any individual Board member is referred, unopened, to that member. Correspondence not directed to a particular Board member is referred, unopened, to the Chairman of the Board.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock (collectively “reporting persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports. Based upon a review of the filings with the Securities and Exchange Commission and representations that no other reports were filed, the Company believes that during fiscal 2007 all directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.
Shareholder Proposals
     Proposals of shareholders intended to be presented at the next annual meeting of shareholders in March, 2009, and to be included in the proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by the Company on or before October 4, 2008. Any such proposals should be in writing and be sent by certified mail, return receipt requested, to the Company’s principal office address shown above, Attention: Secretary.
Annual Financial Report
     Copies of the Annual Report to Shareholders for fiscal 2007 are being mailed with this proxy statement.
Form 10-K
     A copy of the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the Securities and Exchange Commission is included in the Annual Report to Shareholders mailed with this proxy statement. A separate Form 10-K and copies of the Company’s charters for the various committees of the Board of Directors and the Company’s codes of ethics are available, free of charge, upon written or

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oral request made to the Company at the address or telephone number set forth below, or can be viewed at the Company’s website: www.panhandleoilandgas.com.
Lonnie J. Lowry, Secretary
Panhandle Oil and Gas Inc.
5400 N. Grand Boulevard, Suite 300
Oklahoma City, OK 73112-5688
405.948.1560
Other Matters
     Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxy. Whether shareholders plan to attend the meeting or not, they are respectfully urged to sign, date and return the enclosed proxy, which will be returned to them at the meeting if they are present and so request.

By Order of the Board of Directors
/s/ Lonnie J. Lowry
Lonnie J. Lowry, Secretary

January 31, 2008
YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.
PLEASE VOTE!

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APPENDIX A
PANHANDLE OIL AND GAS INC.
AUDIT COMMITTEE CHARTER
(Adopted December 16, 2004,
Revised December 13, 2007)
Organization
This Charter governs the operations of the Audit Committee (“Committee”) of Panhandle Oil and Gas Inc. (“Company”). The Committee shall review and reassess this Charter at least annually and obtain the approval of the Charter by the Board of Directors (“Board”). The Committee shall consist of three or more directors appointed annually by the Board, each of whom is independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fees from the Company other than for Board service and are not an affiliated person of the Company, or its subsidiaries, and meet such independence and expertise requirements as are applicable under U.S. law, and the rules and regulations of the Securities and Exchange Commission and the exchange where the Company is listed. At least one member of the Committee shall be an “audit committee financial expert” as defined by SEC regulations.
Purpose
The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others, relating to the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s independent auditors; the independent auditors’ qualification and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditors and management of the Company.
In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and has the authority to engage, without Board approval and at the Company’s expense, independent counsel and other advisors as it determines appropriate to carry out its duties.
Responsibilities
The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.
The Committee, in carrying out its responsibilities, believes its policies and procedures should

APPENDIX A
remain flexible in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them from time to time as appropriate.
•	The Committee shall be directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditors. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and the fees to be paid for those services and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	The Committee shall evaluate the qualifications, independence and performance of the independent auditors on the basis of such factors as it shall deem appropriate. The Committee shall obtain and review a report from the independent auditors at least annually regarding (a) the auditors’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. The Committee shall discuss with management the qualifications, independence and performance of the independent auditors. The independent auditors shall report directly to the Audit Committee and are ultimately accountable to the Committee and the Board.

•	The Committee shall establish policies for hiring employees or former employees of the independent auditors.

•	The Committee shall discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risk and legal and ethical compliance programs (including the Company’s Code of Ethics and Business Practices).

•	The Committee shall provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial and accounting personnel, the cooperation that the independent auditors received during the course of audit, any difficulties encountered, any restrictions on their work, significant disagreements with management and their findings and recommendations. The Committee shall discuss certain matters required to be communicated to the Audit Committee in accordance with AICPA SAS 61.

•	The Committee shall receive annual reports from the independent auditors on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

APPENDIX A
•	The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls and the independent auditors’ report on the Company’s internal controls.

•	The Committee shall review and discuss earnings and press releases, as well as any financial information and earnings guidance that might be provided to analysts and rating agencies. The chairman of the Committee may represent the entire Committee for the purposes of these reviews.

•	The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s quarterly report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

•	The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s annual report on Form 10-K, including their judgment about the quality, as well as the acceptability of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by its employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall receive corporate attorney’s reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Committee shall prepare its report to be included in the Company’s annual proxy statement as required by SEC regulations.

•	The Committee shall evaluate its performance at least annually to determine whether it is functioning effectively.

•	The chair of the Committee shall be responsible for keeping accurate minutes of Committee meetings, reviews, activities and reports. The Committee shall regularly report its activities to the Board.

APPENDIX A
Compliance Matters
•	The Committee shall discuss with management the Company’s compliance with applicable laws and regulations and any material reports, correspondence or inquiries from regulatory or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

•	The Committee shall obtain reports from management stating that the Company and its subsidiary entities are in conformity with applicable legal requirements, legal business policies, regulatory requirements and the Company’s Code of Ethics and Business Practices. The Committee shall review reports and disclosures of insider and affiliated party transactions. The Committee shall advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics and Business Practices.

PROXY
Panhandle Oil and Gas Inc.
Grand Centre, Suite 300, 5400 North Grand Blvd.
Oklahoma City, Ok 73112-5688
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints L. Kelly Harris and Linda K. Schwartz, or any of them, as proxies each with full power of substitution, to represent and vote all of the shares of Class A Common Stock of Panhandle Oil and Gas Inc. held of record by the undersigned on January 23, 2008, at the annual meeting of shareholders to be held on March 6, 2008, or any adjournment or postponement thereof. Should other matters properly come before the meeting, the proxies are further authorized to vote thereon, in their discretion.
1.	ELECTION OF DIRECTORS (three vacancies, each for a 3-year term)

Michael C. Coffman	☐ FOR	☐ WITHHOLD AUTHORITY TO VOTE FOR
Duke R. Ligon	☐ FOR	☐ WITHHOLD AUTHORITY TO VOTE FOR
Robert A. Reece	☐ FOR	☐ WITHHOLD AUTHORITY TO VOTE FOR

(Please Sign on Reverse Side)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.
PLEASE SIGN EXACTLY AS NAME APPEARS BELOW
DATED:                                         , 2008

SIGNATURE

SIGNATURE, IF HELD JOINTLY
WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.